Exhibit 10.9

TIERONE CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Amended and Restated Supplemental Executive Retirement Plan (“Plan”) of TierOne Corporation (the “Corporation”) and TierOne Bank (the “Bank”) is adopted effective as of December 17, 2008 (the “Effective Date”).  The Plan as amended and restated shall in all respects be subject to the provisions set forth herein. The Plan was originally established by the Corporation and the Bank effective as of October 1, 2002 and amended and restated effective as of July 27, 2006 for the purpose of permitting the officers listed in Appendix A attached hereto who participate in the TierOne Corporation Employee Stock Ownership Plan (the “ESOP”) to receive allocations representing shares of common stock of the Corporation pursuant to this Plan in excess of the number of shares of common stock of the Corporation which are allocable to their accounts within the ESOP under the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, and any regulations relating thereto (the “Code”).

This Plan is being amended and restated to comply with the requirements of Section 409A of the Code, including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the final regulations issued by the IRS in April 2007.  No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

The Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and any regulations relating thereto (“ERISA”).  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The Plan is an unfunded plan for tax purposes.  The provisions of the Plan shall be construed to effectuate such intentions.

Accordingly, the Corporation and the Bank hereby adopt this amended and restated Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

In addition to those terms defined above, the following terms shall have the meanings hereinafter set forth whenever used herein:

1.1. “Board” means the Board of Directors of the Corporation and the Bank.

1.2. “Change of Control” means a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

1.3. “Corporation Common Stock” means shares of common stock of the Corporation.

1.4. “Disability” means in the case of any Participant that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Corporation.

1.5. “ESOP Allocation” means the number of shares allocable to the individual account of a Participant in the ESOP pursuant to Article IV of the ESOP.

1.6. “Participant” means a salaried employee of the Corporation and/or the Bank who is a participant in the ESOP, who is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA and who is selected by the Board to participate in the Plan in accordance with Article II hereof.

1.7. “Plan Year” means the 12-consecutive-month period ending December 31 of each year, except that the initial Plan Year commenced on October 1, 2002 and ended on December 31, 2002.

1.8. “Retirement” means the voluntary termination of the Participant’s employment with the Bank on or after the date the Participant reaches age 65 in a manner which constitutes a Separation from Service.

1.9. “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Corporation and the Bank (including companies which are deemed to be part of a controlled group of corporations with the Corporation and the Bank for purposes of Treasury Regulation §1.409A-1(h)) for any reason. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Corporation, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

1.10. “Stock Unit” means a bookkeeping unit used for the purpose of crediting amounts to the account of a Participant, with each such Stock Unit being equivalent to one share of Corporation Common Stock.

1.11. “Supplemental ESOP Allocation” shall mean the number of Stock Units allocated to a Participant's account pursuant to Section 3.1 of the Plan.

1.12. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II

ELIGIBILITY

A salaried employee of the Corporation and/or the Bank who is eligible to receive the benefit of an ESOP Allocation, the total amount of which is reduced by reason of the limitation on compensation or annual additions for the purpose of calculating allocations pursuant to Sections 401(a)(17) and 415 of the Code, shall be eligible to be selected by the Board of Directors of the Corporation and the Bank to participate in the Plan.

ARTICLE III

SUPPLEMENTAL CONTRIBUTIONS

3.1. Supplemental ESOP Allocation.

A Participant in the Plan shall have a Supplemental ESOP Allocation of Stock Units credited to his Deferral Account (as defined below) each year effective as of the last day of the Plan Year. The number of Stock Units allocable to a Participant with respect to a given Plan Year shall be calculated as set forth below:

 (a) The Corporation Common Stock which would have been allocated to the Participant for the Plan Year, as determined by Article IV of the ESOP but without giving effect to the limitations imposed by Sections 401(a)(17) and 415 of the Code for the Plan Year;

LESS

 (b)  The Corporation Common Stock actually allocated to the account of the Participant in the ESOP for the Plan Year.

Supplemental ESOP Allocations made for the benefit of a Participant for any Plan Year shall be credited to an account maintained under the Plan in the name of each Participant (the “Deferral Account”).

ARTICLE IV

INVESTMENT OF SUPPLEMENTAL ESOP ALLOCATIONS

A Participant may submit at any time to the Corporation a completed investment direction form, as such form may be amended from time to time (the “Investment Direction Form”), which shall direct the investment of the Supplemental ESOP Allocations made to a Participant’s Deferral Account, except as set forth below.  The Corporation shall, as soon as reasonably possible, implement the investments as directed by the Participant.  “As soon as reasonably possible” shall mean at least (2) business days following the day on which the Investment Direction Form is received by the Corporation and may, under the then current circumstances, constitute an additional period of time.  Notwithstanding the foregoing, amounts deemed to be credited in Corporation Common Stock under this Plan to a Participant’s Deferral Account (i) may not be diversified, (ii) must remain at all times credited with units that represent Corporation Common Stock; and (iii) must be distributed solely in the form of Corporation Common Stock; provided, however, that in the event of any change in the outstanding shares of Corporation Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the account of each Participant shall be adjusted by the Bank in a reasonable manner to reflect the change, and any such adjustment by the Bank shall be conclusive and binding for all purposes of the Plan.

A Participant may elect one or more investment choices set forth on the Investment Direction Form for the purpose of crediting or debiting additional amounts to his Deferral Account.  The Corporation may, in its sole discretion, discontinue, substitute or add an investment choice.  If a Participant does not submit an Investment Direction Form to the Corporation, the Participant shall be deemed to have invested his Deferral Account (excluding the Stock Units in such account) in a money market, fixed income or similar type of investment as periodically specified by the Bank.  Each Participant, as a condition to his participation hereunder, agrees to indemnify and hold harmless the Corporation, and its agents and representatives, from any losses or damages of any kind relating to (i) the investments made available hereunder and (ii) any discrepancy between the credits and debits to a Participant’s Deferral Account based on the performance of the investments and what the credits and debits otherwise might be in the case of an actual investment in the investments.

The performance of each investment (either positive or negative) will be determined by the Corporation, in its sole discretion, based on the performance of the investments themselves.  A Participant’s Deferral Account shall be credited or debited on a daily basis based on the performance of the investment(s) selected by the Participant, or as otherwise determined by the Corporation in its sole discretion, as though the Participant’s Deferral Account was (i) invested in the investment(s) selected by the Participant, (ii) in the percentages elected by the Participant as of such date, and (iii) at the closing price on such date.

Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the investments are to be used for measurement purposes only, and a Participant’s election of any such investment(s), the allocation to his Deferral Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferral Account shall not be considered, construed or deemed to be in any manner an actual investment of his Deferral Account in any such investment(s).  Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any actual investment made on his behalf by the Corporation or the Plan’s trust, if any, and the Participant shall at all times remain an unsecured general creditor of the Corporation.

ARTICLE V

VESTING; DISTRIBUTIONS

5.1. Vesting.  The vested  portion of a  Participant's  account shall be a percentage of the total amount credited to the account determined on the basis of the Participant's number of “Years of Service” (as defined in Section 1.55 (or any successor thereto) of the ESOP) according to the following schedule:

Years of Service                                                                Vested Percentage

   Less than 5                                                                             0%
   5 or more                                                                              100%

In determining Years of Service for purposes of vesting under the Plan, Years of Service with the Bank prior to January 1, 2002 shall be included.

Notwithstanding the above vesting schedule, a Participant shall be 100% vested in his account upon (1) attainment of “Early or Normal Retirement Age” (as defined in Sections 1.13 and 1.36 (or any successor thereto) of the ESOP); (2) Disability; (3) termination or partial termination of this Plan; or (4) a Change of Control.

5.2	Distribution of Account Balances.

(a)           General.  The vested portion of amounts credited to a Participant's account may not be distributed prior to (1) the Participant’s Disability or death, (2) the first day of the month following the lapse of six months after the Participant’s Separation from Service for reasons other than Disability or death, (3) the specific post-Retirement date set forth in the Participant’s payment election form, or (4) a Change of Control.  The vested portion of amounts credited to a Participant’s account shall be distributed to a Participant at the time and in the manner indicated on the Participant’s payment election form (a copy of which is attached as Appendix B).  The form of benefit payment may be in a single lump sum payment or in annual installment payments for up to ten years, as specified on a Participant’s payment election form.  If the benefits are to be paid in annual installments, the first annual installment shall be paid on or as soon as practicable following the payment event selected by the Participant (subject to the six-month delay required above if the payment event is a Separation from Service for any reason other than Disability or death), and all subsequent annual payments shall be paid on the annual anniversary date of the first payment.

(b)           Amount of Each Annual Installment.  The dollar amount of each annual installment paid to a Participant or his or her Beneficiaries shall be determined by multiplying the value of the Participant’s Deferral Account as of the close of business on the day preceding such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of annual installments remaining to be paid to the Participant or his or her Beneficiaries, including the annual installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s Deferral Account, the second annual installment shall be 1/9th of the then remaining Deferral Account, and so on.

(c)           Prior Elections.  Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 5.2(d) below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be a lump sum payment as of the first day of the month following the lapse of six months after a Separation from Service, except as set forth in the last sentence of Section 5.2(f) below.

(d)           Transitional Elections Prior to 2009.  On or before December 31, 2008, if a Participant wishes to change his payment election, the Participant may do so by completing a payment election form approved by the Bank, provided that any such election (1) must be made at least 12 months before the date on which benefit payments due to a Separation from Service or upon a fixed date are scheduled to commence, (2) must be made before the Participant has a Separation from Service, (3) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Bank, (4) does not cause a payment that would otherwise be made in the year of election to be delayed to a later year, and (5) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

(e)           Changes in Payment Elections after 2008.  On or after January 1, 2009, if a Participant wishes to change his payment election, the Participant may do so by completing a payment election form approved by the Bank, provided that any such election (1) must be made at least 12 months before the date on which benefit payments due to a Separation from Service or upon a fixed date are scheduled to commence, (2) must be made before the Participant has a Separation from Service, (3) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Bank, and (4) for payments to be made other than upon death or Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and clause (4) above, all installment payments under this Plan shall be treated as a single payment.

(f)           Payments Following the Participant’s Death.  If a Participant should die before distribution of the entire vested portion of his account pursuant to the Plan has been made to him, any remaining vested amounts shall be distributed to his beneficiary in the method designated by the Participant in writing delivered to the Bank prior to his death.  If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, such vested amounts shall be distributed to those persons entitled to receive distributions of the Participant's account under the ESOP.  If a Participant has not designated a method of distribution, then the vested portion of his account shall be paid in a lump sum as soon as practicable following the date of his death.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1. Administration by the Corporation and the Bank. The Corporation and the Bank shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

6.2. General Powers of Administration. All provisions set forth in the ESOP with respect to the administrative powers and duties of the Corporation and the Bank and expenses of administration shall also be applicable with respect to the Plan.

ARTICLE VII

CLAIMS PROCEDURES

7.1           Scope of Claims Procedures.  This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1.  If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

7.2           Initial Claim.  The Participant or any beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Bank.  The Bank shall review the claim itself or appoint an individual or an entity to review the claim.

(a) Initial Decision.  The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Bank or appointee of the Bank prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, with such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b) Manner and Content of Denial of Initial Claims.  If the Bank denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

         (ii)  A reference to the provision of the Plan upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vii)	A statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the initial denial.

7.3           Review Procedures.

(a) Request For Review.  A request for review of a denied claim must be made in writing to the Bank within sixty (60) days after receiving notice of denial.  The decision upon review will be made within sixty (60) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Bank.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b) Manner and Content of Notice of Decision on Review.  Upon completion of its review of an adverse claim determination, the Bank will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant provisions of the Plan on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Bank’s files which are relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)
if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

7.4           Calculation of Time Periods.  For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures herein without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

7.5           Legal Action.  If the Bank fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.  A Claimant’s compliance with the foregoing provisions of this Article is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

7.6           Review by the Bank.  Notwithstanding anything in this Plan to the contrary, the Bank may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Agreement.

ARTICLE VIII

AMENDMENT OR TERMINATION

8.1.           Amendment or Termination. The Corporation and the Bank intend the Plan to be permanent but reserve the right to amend or terminate the Plan when, in the sole opinion of the Corporation and the Bank, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board.  In addition, in the event that the Bank determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or payment election form needs to be further amended to comply with Section 409A of the Code, the Bank may amend the Plan or the payment election form to make any changes required for it to comply with Section 409A of the Code.

8.2.           Effect of Amendment or Termination.

(a)           General.   No amendment or termination of the Plan shall directly or indirectly reduce the vested portion of any account held hereunder as of the effective date of such amendment or termination.  A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 8.2(b) below.  No additional credits with respect to Supplemental ESOP Allocations shall be made to the account of a Participant and no additional Years of Service (within the meaning of Section 5.1) shall be credited after termination of the Plan, but the Corporation or Bank shall continue to credit gains and losses pursuant to Article IV until the vested balance of the Participant’s account has been fully distributed to the Participant or his beneficiary.

(b)           Termination.  Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 8.2(b).  The Corporation or the Bank may, in their discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code, provided that in each case the action taken complies with the applicable requirements set forth in Treasury Regulation §1.409A-3(j)(4)(ix):

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change of Control and (1) all arrangements sponsored by the Bank and/or the Corporation and any successors immediately following the Change of Control that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated with respect to each participant that experienced the Change of Control event, and (2) all Participants in the Plan and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to irrevocably terminate the Plan and the other aggregated arrangements is taken;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and/or the Corporation and (1) all arrangements sponsored by the Bank and/or the Corporation that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank and/or the Corporation take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Bank and/or the Corporation takes all necessary action to irrevocably terminate the arrangements; and (4) the Bank and/or the Corporation does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Bank and/or the Corporation takes all necessary action to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE IX

GENERAL PROVISIONS

9.1.           Participant's Rights Unsecured. To fund their obligations under the Plan, the Corporation and the Bank may elect to form a trust, or to utilize a pre-existing trust, to purchase and hold the alternative forms of assets which are permitted under the ESOP, including shares of Corporation Common Stock, subject to compliance with all applicable securities laws. If the Corporation and the Bank elect to use a trust to fund their obligations under the Plan, a Participant shall have no right to demand the transfer to him of stock or other assets from the Corporation and the Bank, or from such a trust formed or utilized by the Corporation and the Bank. Any assets held in a trust, including shares of Corporation Common Stock, may be distributed to a Participant in payment of part or all of the Corporation's and the Bank's obligations under the Plan. The right of a Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation and the Bank, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Corporation and the Bank.

9.2.           General Conditions. Nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the ESOP.

9.3.           No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Corporation and the Bank or any other person or entity that the assets of the Corporation and the Bank will be sufficient to pay any benefit hereunder.

9.4.           No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Corporation and the Bank.

9.5.           Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.6.           Applicable Law. The Plan shall be construed and administered under the laws of the State of Nebraska to the extent such laws are not superseded by federal law.

9.7.           Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Corporation and the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Corporation and the Bank may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation and the Bank and the Plan therefor.

9.8.           Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Corporation and the Bank or by the merger or consolidation of the Corporation and the Bank into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity (including a continuation by means of a merger into a successor plan), then the Plan shall terminate subject to the provisions of Section 8.2(a). Any termination of the ESOP shall not in and of itself result in a termination of this Plan.

9.9.           Unclaimed Benefit. Each Participant shall keep the Corporation and the Bank informed of his current address and the current address of his designated beneficiary. The Corporation and the Bank shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Corporation and the Bank within three (3) years after the date on which payment of the Participant's account may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Corporation and the Bank is unable to locate any designated beneficiary of the Participant, then the Corporation and the Bank shall have no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

9.10.        Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Corporation and the Bank nor any individual acting as employee or agent of the Corporation and the Bank shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

IN WITNESS WHEREOF, TierOne Corporation and TierOne Bank have caused the Plan to be duly executed on this 17th day of December 2008.

                 TierOne Corporation

Attest:

/s/ Judith A. Klinkman                                                                          By:_/s/ Gilbert G. Lundstrom
Judith A. Klinkman                                                                                Gilbert G. Lundstrom
Assistant Secretary                                                                                Chairman and Chief Executive Officer

                 TierOne Bank

Attest:

/s/ Judith A. Klinkman                                                                          By:_/s/ Gilbert G. Lundstrom
Judith A. Klinkman                                                                                Gilbert G. Lundstrom
Assistant Secretary                                                                                Chairman and Chief Executive Officer

APPENDIX A

The Corporation and the Bank have designated the following persons as Participants in its Amended and Restated Supplemental Executive Retirement Plan with respect to its ESOP:

1.   Gilbert G. Lundstrom, Chairman and Chief Executive Officer, effective October 1, 2002.

2.   James A. Laphen, President and Chief Operating Officer, effective October 1, 2002.

A-1

APPENDIX B

2008 PAYMENT ELECTION FORM

TierOne CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

_____________________________
Date

I acknowledge receipt of a copy of the TierOne Corporation (the “Corporation”) Amended and Restated Supplemental Executive Retirement Plan (the “Plan”) with respect to the Corporation’s ESOP and understand that the Plan and this Payment Election Form constitute a binding agreement between myself, the Corporation and the Bank.  I further acknowledge that I have no rights to any amounts deferred pursuant to the Plan until the time of distribution pursuant to the provisions of Section 5.2 of the Plan.

This Payment Election Form sets forth below my election as to the timing of payment of the vested portion of my account balances under the Plan. All payments under the Plan will be subject to the terms and conditions of the Plan which are incorporated herein by reference.

I acknowledge that my election will apply to all amounts deferred on my behalf under the Plan and can only be changed in a manner which complies with the Plan and Section 409A of the Internal Revenue Code.

My period of deferral, with respect to amounts deferred under the Plan, shall expire upon the earliest event or date specified below (check as many as you wish to have applied to you):

☐ 1.	Upon my Separation from Service, excluding termination due to death or Disability, I elect to receive settlement of my account by (check one):

____	Lump sum distribution on the first day of the month following the lapse of six months after the occurrence of such event; or

____	Commencement of ____ annual installment payments on the first day of the month following the lapse of six months after the occurrence of such event (up to 10 annual installment payments permitted).

and/or

☐ 2.	Upon my death or Disability, I elect to receive settlement of my account by (check one):

____	Lump sum distribution as soon as administratively feasible after the occurrence of such event; or

B-1

____	Commencement of ____ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 annual installment payments permitted).

and/or

☐ 3.	Upon the occurrence of a Change of Control, I elect to receive settlement of my account by (check one):

____	Lump sum distribution as soon as administratively feasible after the occurrence of such event; or

____	Commencement of ____ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 annual installment payments permitted).

and/or

☐ 4.	On ________ ___, 20__ (NOTE: needs to be a date after you retire, and if you wish to have this option apply, you should not check box No. 1 above), I elect to receive my account by (check one):

_____	Lump sum settlement; or

_____	Commencement of ____ annual installment payments (up to 10 annual installment payments permitted).

I understand that any balance remaining in my account, as of the date of the last distribution to be made to me pursuant to my elections above, will be added to and distributed in said last distribution.

PARTICIPANT

Signature:	_____________________________

Printed Name:_____________________________

The Bank hereby acknowledges the receipt of this
Payment Election Form.

Name:	__________________________________

Date Received:_____________________________

B-2